Exhibit 2

Italy's Major Structural Reforms

Progress Report
December 2011- January 2013

(as of January 11, 2013)

Public finance consolidation

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In December 2011, shortly after coming into office, the Monti government adopted a supplementary fiscal package worth €20.2bn in 2012, €21.3bn in 2013 and €21.4bn in 2014. The package, quickly approved by Parliament, will enable Italy to achieve a balanced budget in structural terms in 2013 and maintain a primary surplus of over 4 per cent of GDP from 2015 onwards.

•	In July 2012 the Government approved new measures to strengthen fiscal consolidation and achieve a lasting improvement in the efficiency and quality of spending.

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The 2013-2015 Stability Law aimed at (1) rebalancing revenue and expenditure to favour growth; (2) reducing the tax wedge; (3) supporting the purchasing power of households by leaving the 10 per cent VAT rate unchanged and increasing tax allowances for families with children; (4) enhancing the quality of expenditure; (5) freeing up resources of about €10bn in 2013, €10.7bn in 2014 and €10.1bn in 2015; (6) employing resources for about €12.3bn in 2013, €10.6bn in 2014 and €9.7bn in 2015; (7) confirming the Government’s target of a balanced budget in structural terms for 2013.

Constitutional reform

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In April 2012, Parliament approved a Constitutional amendment that introduces a balanced budget provision. It is to become effective as of 2014. The principle of a balanced budget applies to the whole government sector (i.e. Central Administrations, Regions and Local Governments) in accordance with the European legal framework. It takes into account economic cyclical fluctuations and exceptional circumstances.

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In addition to this, in December 2012, Parliament approved the ‘reinforced’ law defining the mechanism by which the balanced budget will be achieved and clarifying the functions of the independent body (established by Constitutional amendment) within Parliament in charge of monitoring public finances and checking compliance with fiscal rules.

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The Government proposed an amendment to Section V of the Constitutional Law to better ensure legal and economic unity of the Republic. The proposal aims at restoring exclusive control of the State over several areas that in the past were the shared responsibility of the State and Regions, or of disputed jurisdiction. The main areas concerned would be: transport networks, energy transmission and distribution, foreign trade. Tourism, presently under the exclusive competence of Regions, would become a shared competence. The proposed Constitutional reform also aims at bringing local finance firmly under Central Government control.

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Spending review and control of public expenditure

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In July 2012, the Government embarked upon the first phase of a spending review that ensured gross savings for €4.6bn in 2012, €10.8bn in 2013, €11.6bn in 2014 and €12.1bn in 2015. In October 2012, the second phase of the spending review was launched.

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The first round of structural expenditure reductions focused primarily on current expenditure, while preserving the quality of public services for citizens. Measures included: changes in public procurement, a reduction in public sector staff and consultancy, the closure of some public entities and a more cost-efficient use of government buildings. The education and health care sectors were required to contribute to the public spending rationalisation effort. Boards of State- owned companies were reduced to a maximum of three or five members, depending on the nature of their business.

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The Government proposed the reorganisation of the Provinces in the first round of the spending review. The proposal would reduce the number of existing Provinces in ordinary Regions from 86 to 51. Major urban agglomerates, so-called ‘metropolitan areas’, would replace Provinces. All boards of Provinces would be eliminated, while the functions of presidents would be delegated to a maximum of three councillors, resulting in savings of almost €40mn per year. The streamlining of Provinces is meant to be part of a wider process involving the Territorial Government Offices as well as the National Motor Vehicle License Organisation.

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The second-round of structural cuts (worth about €3.5bn), contained in the 2013-2015 Stability Law, focused on the purchase of goods and services, particularly in the health sector, and was intended to guarantee a better use of taxpayers’ money.

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Measures contained in the two rounds of the spending review include: (1) ban on local governments, National Health Service entities (NHS) and Independent Authorities buying new buildings unless deemed strictly necessary; (2) limit on furniture expenditure that cannot exceed 20 per cent of the amount spent in 2010-2011, coupled with a strict prohibition on the purchase or leasing of new vehicles; (3) total reduction in NHS spending on goods and services and medical devices of €2.4bn in 2013, €3bn in 2014 and €3.1bn in 2015; (4) further expenditure reductions for Regions and Local Governments of about €6.8bn in 2013, €7.7bn in 2014 and €8.0bn in 2015.

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To keep the compensation of civil servants under control, the Government extended the freeze in recruitment and wages. The effects of these measures are now well visible: since 2007 the number of public employees and their relative compensation have declined by 4.3 per cent and 2.3 per cent respectively. Overall, the related cost of labour in the public sector has decreased by 3.3 per cent in 5 years.

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Tax evasion and tax avoidance

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Several measures are introduced to fight tax evasion and avoidance, notably: (1) legal threshold for cash payments fixed at €1,000; (2) incentive for tax payers to comply with so-called sectoral studies (as softer regimes of control are applied to them); (3) considering cheating on the Revenue Agency a criminal offence; (4) focus on large tax payers and VAT frauds; (5) obligation imposed on banks and all financial intermediaries to send records of entries made on all customers’ accounts to tax authorities; (6) synergies with the Social Security Institute (INPS) in order to crack down on undeclared economic activity; (7) compulsory communication to the Revenue Agency of all transactions involving economic agents located in countries with privileged taxation (the so-called ‘black list’) for operations exceeding €500; (8) compulsory communication on a yearly basis of the entire amount of trade with any given client (it was previously required to communicate only individual transactions exceeding €3,000); (9) reduction in the amount of credits that can be used to directly compensate other taxes (from €10,000 to €5,000); (10) clear definition of abusive schemes with the introduction of a General Anti-Avoidance Rule (GAAR); (11) transparency and responsiveness in identifying and managing ambiguous tax positions; (12) introduction of so-called ‘tutoring’ in order to improve assistance to taxpayers (especially smaller ones) while establishing procedural advantages for tutored contributors; (13) taxpayers’ debt cancelled for amounts below €2,000 (contracted before 1999); (14) improved efficiency of tax disputes, with more chances being given to taxpayers with a dispute below €1,000 to justify their fiscal position.

•	Effective 2014, e-payments will be mandatory for transactions between the public administration and businesses, with each administration publishing all relevant banking information on its website.

•	Measures regarding the taxation of business income: new tax regime for insolvency proceedings; review of taxation on cross-border transactions; review of deductions and depreciations.

Fiscal simplification and fiscal reform

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The Government’s strategy called for a shift in taxation from labour and income to consumption and real estate property. Measures include: (1) new municipal tax on real estate (IMU), with the tax rate fixed at 0.40 per cent on principal dwellings and 0.76 per cent on others, while industrial warehouses pay a tax rate ranging from 0.76 to 1.06 directly to the State; (2) increase in the ordinary VAT rate from 21 to 22 per cent as of July 2013, while the lower VAT rate remains at 10 per cent; (3) increase in excise duties on petrol, diesel fuel, LPG and natural gas used in motor vehicles; (4) national excise on electric energy in place of different local duties in alignment with European legislation (0.023 per kWh on domestic electricity and 0.012 per kWh on non-domestic electricity); (5) a single tax on waste and municipal services (‘tassa rifiuti e servizi’– TARES) in place of TARSU (‘tassa per lo smaltimento dei rifiuti solidi urbani’) and TIA (‘tariffa di igiene ambientale’); (6) lump sum tax of €34.20 on current accounts owned by Italian residents abroad (IVAFE – ‘imposta sul valore delle attivitŕ finanziarie detenute all’estero’); (7) new tax on foreign

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real estate property (IVIE – ‘imposta sul valore degli immobili situati all’estero’); (8) introduction of the Tobin Tax on transactions involving equities with a proportional tax rate paid by buyers of 0.12 per cent (0.22 per cent for over-the-counter financial transactions) in 2013 and 0.1 per cent (0.2 per cent) as of 2014, to be aligned with European legislation once it is decided; different treatment on derivatives (lump sum with a maximum fee of €200 for transactions above €1mn) for both buyers and sellers; (9) increase in the tax rate on insurance companies for life insurance premiums (from the current rate of 0.35 per cent to 0.5 per cent in 2012 and to 0.45 from 2013 on); (10) ceiling of €4,500 for stamp duty on financial products owned by non-physical person; (11) gambling tax (PREU) is increased to 5 per cent.

•	Postponement of payment on ‘passive VAT’ to moment of invoice collection for firms with turnover up to €2mn (previous limit was €200,000).

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Reduction in taxation on labour: Effective from 2013, tax deductions for employers on the labour component of the IRAP tax base increase from €4,600 to €7,500. If employers hire women or young people less than 35 years, the deduction is higher and up to €13,500; the deduction further increase for firms located in ‘disadvantaged’ Regions. Small enterprises and self-employed entrepreneurs can rely on a fund worth €0.54bn and €0.25bn, respectively, for IRAP tax exemptions.

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New tax allowances for families with children: Effective 2013, the tax credit from IRPEF for each child under the age of 3 amounts to €1,220 (previously €900), while for each child older than 3 it will amount to €950 (previously €800). For families supporting children with disabilities, the IRPEF tax credit increases to €1,350 and to €1,620 for each child younger than 3.

•	A new fund, financed with proceeds from the fight against tax evasion, is introduced to reduce the tax burden on households and firms.

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The Government proposed several actions in order to rationalise the tax system. Measures concern: (1) revision of cadastral values to bring them in line with house market prices (IMU tax base); (2) simplification and rationalisation of indirect taxation; (2) revision of reduced VAT rates; (3) unification of taxation on business and self-employed income; (4) provision of simplified lump-sum payments of IRES, IRAP and VAT for smaller taxpayers; (5) introduction of a carbon tax in line with a revised EU directive on energy taxation (revenues to be used for reducing labour taxation and spurring the green economy).

Pension system

•	Effective 2012, the contribution-based regime was extended to all workers and pro rata to those previously subject to earnings-related or mixed regimes.

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A rapid tightening of eligibility requirements for old-age retirement was introduced: (1) effective 2012, the Statutory Retirement Age (SRA) of men (employed in both the public and private sector) and women working in the public sector increased from 65 to 66 years of age ; (2)

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all workers are aligned to the same SRA, with a gradual increase of the SRA for women working in the private sector (currently at 60); (3) for workers hired after 1996, in addition to the age requirement, at least 20 years of contributions and pension benefits equal to at least 1.5 times the social pension are now necessary to be entitled to an old-age pension; (4) all age requirements are linked to changes in life expectancy at 65 as of 2013. From 2019 onwards, such adjustments will be carried out every 2 years instead of every 3 years. As of 2018-2019, the SRA will become 67 years for all workers.

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A rapid tightening of eligibility requirements for early retirement: (1) the contribution period to be eligible for retirement, regardless of age requirement, was increased from 40 to 42 years and 1 month in the case of men and 41 years and 1 month in the case of women, effective 2012. These requirements will increase by 2014, when retirement will be possible with a contribution period of 42 years and 3 months for men and 41 years and 3 months for women; (2) workers employed after 1996 will be entitled to retire at age 63 but must have at least 20 years of contributions and have a pension benefit of at least 2.8 times the minimum amount; (3) for people retiring before the age of 62, benefits related to contributions accrued before 2012 were reduced by 1 percentage point if they retire at age 60 and by 2 percentage points for any additional year beforehand; (4) all requirements, including those related to age and contribution periods, were updated in line with life expectancy at 65 effective 2013. From 2019 onwards, such adjustments will be carried out every 2 years, instead of every 3 years.

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New rules for pension benefits: (1) the transformation coefficients for the derivation of pension benefits are now calculated taking into account the probability of death from the age of 57 up to the age of 70 (65 according to previous legislation); (2) the transformation coefficients will be updated every three years as of 2013 and every 2 years from 2019 onwards; (3) the contribution rates for the self-employed (artisans, shopkeepers and farmers) will be gradually increased from 21.3 per cent in 2012 to 24 per cent in 2018; (4) an indexation freeze was imposed on pension benefits that are 3 times higher the minimum provision in 2012-13.

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The related savings, net of fiscal effects on Italy’s public finances, were estimated at €7.3bn by 2014 and almost €22bn by 2020. The average age at retirement (taking into account both the old-age retirement requirements and the early retirement requirements) will increase from 60-61 in 2006-2010 to about 64 in 2020, 67 in 2040 and then about 68 in 2050.

Measures to reduce public debt

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In July 2012, the Government committed to dismiss real estate assets and privatise State-owned companies to ensure 1pp of GDP per year in debt reduction over the next 3 years. Real estate assets are to be transferred by central and local governments to a devoted real estate Fund (established and controlled by the ‘Societŕ di Gestione del Risparmio’, a real estate management company of the Ministry of Economy and Finance) entrusted to either manage or dismiss assets.

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Some government holdings (in particular Fintecna, SACE and SIMEST), were sold to ‘Cassa Depositi e Prestiti’. In 2012 ‘Cassa Depositi e Prestiti’ paid a total amount of about €8.0bn to the State. Additional payments are expected in 2013. The funds were mainly used to finance the Fund for the Amortisation of Government Bonds and repay debts with SMEs.

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Extra inflows into the Fund for the Amortisation of Government Bonds are expected from: (1) 50% of the proceeds from auctioning CO2 permits within the EU Emission Trading System as of 2016; (2) private donations which are allowed to be deducted from taxable income.

National Health System (NHS) reform

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The Government introduced the following measures to improve efficiency in the health care system: (1) reorganisation of the territorial health care system; (2) introduction of new rules related to the career and professional status of doctors; (3) measures against addiction to gambling and smoking and in favour of healthy sport activity; (4) introduction of electronic heath care records and electronic medical prescriptions.

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24 hour primary healthcare support will be introduced throughout the country; support units to operate in digital connection with hospitals and other health structures; doctors employed in public hospitals are allowed pursue private professional activities (‘intra-moenia’ medical services) only if digitally connected to NHS administrative units; payments will be recorded electronically via web in order to monitor income from private professional activities; 5 per cent of payments made for ‘intra-moenia’ services are to be transferred to the NHS.

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Regarding pharmaceutical expenditure, obsolete drugs were eliminated from the official NHS list (‘Prontuario Farmaceutico Nazionale’). Moreover, unnecessary medical examinations were limited in order to reduce costs and waiting lists. Voluntary funds are to be set up by doctors and specialised insurance companies to limit professional liability.

Anti-corruption and transparency in the public administration

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Judges and arbitration: new rules for judges will allow them to stay on leave and be on ministerial assignment for a maximum of ten years (with five years between any two assignments). Furthermore, judges will no longer be able to participate in arbitration commissions.

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The Commission for the evaluation, transparency and integrity of the public administration (CIVIT) was identified as the National Anti-Corruption Authority. CIVIT collaborates with international bodies, analyses the causes and factors of corruption and expresses voluntary (or non-mandatory) opinions on compliance of acts and conduct of public officials to the law, codes of conduct, and collective and individual contracts governing public employment. It ensures the implementation and the effectiveness of measures taken by the public administration and compliance with rules governing transparency of administrative activity, reporting annually to Parliament.

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The Government extended norms ruling candidates’ eligibility, previously only valid for local elections, to those at the national level. In particular, citizens may run for National Parliament or the European Parliament only if they have not been convicted or pleaded guilty in a court of law for serious crimes.

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The Government introduced sounder criteria for determining incompatibility of public employment with other activities. The measures include: identification of regulation activities not compatible with public employment and potential conflicts of interest; guarantee of protection and non- discrimination for whistle-blowers; identification of criteria to ensure rotation of executive managers in sectors most at risk for corruption.

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Transparency: publication on public administration websites of administrative proceedings, including those related to budgets, final accounts and unit costs of construction of public works and production of services provided to citizens. The relevant law went into force in November 2012 and strengthened a former norm requiring the public administration to publish mandatory administrative acts on-line.

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Fighting corruption and extortion crimes: tougher penalties for corruption in the exercise of public functions are introduced. Two new offenses were introduced in the code: (1) ‘extortion by induction’ (concussione per induzione) and (2) ‘traffic of illicit influences’.

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Each Prefecture was required to elaborate a ‘white list’ of businesses, service providers and performers of public works not exposed to Mafia infiltration. With this ‘anti-mafia’ list, the effectiveness of measures against criminal organisations in those areas more at risk was improved.

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The financing of political groups and appointees at the regional level was reduced, as well as the number of regional counsellors. Local political groups must attest and publish all revenues and expenditures. Moreover, Presidents of Regions, Presidents of Regional Councils and Counsellors must make public their revenues and personal wealth on the Region’s website. The Conference of Regions will define a limit to annual benefits members of the regional Government may receive at the end of their mandate. Regional Counsellors’ wages and benefits may not exceed those of the more virtuous Regions. Furthermore, financial controls and sanctions were increased for Regions that do not respect the rules.

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The power of Italy’s Court of Auditors to inspect local finances was reinforced. The Court in particular ensures that Regions respect national and EU budgetary stability rules. Periodically, the Court examines balance sheets of Regions and local entities above 15,000 inhabitants. Excessively indebted Provinces and Municipalities must define a plan to achieve a balanced budget within a period of five years. A special fund was established to support local entities with structural deficits during their process of adjustment.

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Liberalisation and competitiveness

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The Antitrust Authority was strengthened by extending the range of administrative acts it can scrutinise and the scope of the binding opinions it can issue; remaining obstacles to the opening of new shops were removed; stronger action was directed towards liberalising the distribution of newspapers and magazines.

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Measures on professional services: abolition of minimum fees for practitioners; easier access to professions through reduction of compulsory traineeship (halved to 18 months); increase in the number of notaries; increase in the number of pharmacies (measures are introduced to facilitate the opening of 5,000 additional pharmacies; the number of drugs which can be sold by quasi- pharmacies is also increased).

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Public transport services were opened to competition; regulation of market access, tariffs, quality standards, and other aspects are to be under the responsibility of a new single independent authority.

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New measures were introduced for in-house assignment of economically relevant local public services so as to comply with European regulation. In case the assignment of local public services is not the result of a publicly-visible competitive procedure, the administration involved must motivate its decision on its website. All assignments already agreed must comply with European regulation by 2013. All assignments must include an explicit expiry date.

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Establishment of a national database on public administrations assigning contracts by means of publicly-visible competitive procedures. The database is under the responsibility of the Authority for the Supervision of Public Contracts and allows firms to be informed on local or national procurement activities.

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The Energy and Gas Authority was put in charge of the regulation of water services. It will define the minimum level of service quality, approve tariffs, and set a new tariff methodology in line with European regulation, following the principles of full cost recovery and ‘polluter-pays’.

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The Antitrust Authority’s supervisory powers over local public services were increased; in particular, procurement without tender or by using fully-controlled captive entities is to become subject to the binding opinion of the Authority.

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Poste Italiane, the national postal-service provider, was allowed to strengthen the range of services it offers under BancoPosta – its banking branch (the regulation of its financial services is now assimilated to that ruling the banking sector). Thus, Poste Italiane was allowed to offer its banking services outside the perimeter of postal offices, even in foreign countries.

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Insurance sector: in order to spot potential frauds, companies will be asked to update information regarding dispute resolutions a in a centralised database maintained by the ‘Istituto per la vigilanza sulle assicurazioni private e di interesse collettivo’ (IVASS). Insurance contracts will no longer be automatically renewed.

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In order to reduce the transposition deficit, the Government is implementing a large number of European Directives through the approval of the 2011 and 2012 EC Directive Transposition Law. The new legislative framework provides for tighter transposition deadlines.

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Simplified approval procedures for strategic infrastructure projects were introduced. The existing norms on the use of project financing were extended in scope with the aim of attracting private capital. The scope for the use of project bonds for financing public works was extended and a favourable tax treatment on bond yields was introduced (12.5 per cent tax rate, in line with that on government bonds). Strategic infrastructures worth €500mn or more under public – private partnership were financed through tax credits, for up to 50 per cent of the total cost. Other provisions include greater financial independence for port authorities. Financing of the High Speed Train line connecting Lyon to Turin was increased to €0.8bn in 2013-2015, while for 2016-2029 total funding was increased to €2.1bn. Over the period 2013 - 2015 about €0.8bn were allocated to ‘MOSE’, Venice’s dam system to be completed by 2016. New funds were invested in the aerospace industry for an amount of €8.4bn.

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Shortening of administrative procedures for relevant projects: Whenever an authorisation of the ‘Conference of Coordination’ established among Municipalities, Metropolitan cities, Provinces, Regions and the State (so called ‘Conferenza dei Servizi’) is needed and no decision is made after a third round of negotiations, the Government can decide instead.

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Measures to support construction firms include (1) balancing VAT debit with credit made easier for real estate properties sold 5 years after their construction, and (2) enhancement of one-stop- shops for administrative requirements regarding residential constructions.

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Measures for SMEs: with a view to facilitating access to credit, the Government refinanced the Central Guarantee Fund for €400mn per year for the next three years. The Chambers of Commerce of several Provinces will make available about €600mn for the support of local SMEs. Tax incentives for investments in venture capital funds are adopted. New financial instruments were introduced for firms without a credit rating to enable them to access financial markets. These securities were reserved for qualified investors and can be issued with the assistance of a sponsor; yields on securities with more than a 5-year maturity can be linked to profits. Streamlined registration procedures were introduced for network agreements (i.e. stable partnerships among enterprises for strategic targets). These networks were allowed to participate to public tenders. In order to ease credit access for SMEs, the loan guarantee scheme (‘Confidi’) can enhance its financial position by including assets owned by the State, Regions and other public bodies. New measures were introduced to facilitate capital market access by companies not listed.

•	Introduction of incentives for on-line commerce involving digital inventions and literary and artistic works through tax credits up to 25 per cent over the period 2013–2015.

•	New financing of benefits for small and micro enterprises of Urban Areas (‘Zone Urbane’) included in the Convergence Objective Regions. In order to boost economic development in

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these areas, businesses will benefit from exemptions from payment of income tax, business tax, property tax and contributions on salaries of employees for the first 5 years of activity. Resources come from the reorganisation of Structural Funds within the Cohesion Action Plan.

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Measures for Start-ups: (1) IRPEF is capped at 19 per cent for three years on the amount invested in the equity capital of the company; (2) businesses and private entities can deduct 20 per cent of capital invested from IRES taxable income; (3) exemption from usual payments of secretarial duties at time of registration on the commercial registers and from annual fees due to the Chamber of Commerce; (4) possibility of hiring workers on fixed-term contracts for a period between 6 months and 3 years without the obligation to turn them into open ended contracts; (5) tax credit on labour costs up to 35 per cent for high skilled worker employed; (6) variable component of wages can be paid in the form of company shares or using other financial instruments that are subject to favourable tax treatments; (7) eligibility for the use of the Guarantee Fund for SMEs at no charge and through a simplified procedure; (8) free use of ICE and Desk Italia services for the internationalisation of the business; (9) possibility to raise capital through public offers by using funding-portals (i.e. crowd financing).

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New tax framework for businesses (Aid for Economic Growth – ACE): it reduces the tax burden on capital investments by rebalancing taxation of ‘businesses that finance themselves with debt’ and ‘businesses that finance themselves with equity or own capital’.

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A Fund for Sustainable Growth (FSG) was established; at the same time, 43 provisions on business incentives were repealed and related resources were moved to the FSG. Resources were allocated to: (1) promoting R&D and innovation projects, also through merging business R&D centres; (2) strengthening business infrastructures, especially in Southern Italy; (3) promoting the internationalisation of Italian enterprises and attracting FDI (through ICE – Italian Institute for Foreign Trade).

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Establishment of a single contact point to support investors who intend to invest in Italy (so called ‘Desk Italia’– Sportello Unico per l’attrazione di Investimenti Esteri). This contact point provides a wide range of information (e.g. property law, administrative procedures) and works jointly with local Chambers of Commerce and Regions, ICE – Promotion Agency and Invitalia.

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Introduction of a National Strategic Program for Tourism, with a medium term approach (5 years). The program was jointly elaborated by the Ministry of Tourism and local governments and will be updated every two years. The Ministry of Tourism is in charge of monitoring and implementation.

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Simplification and Digital Agenda

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The administrative burden for firms was reduced through the elimination of ex-ante controls, limits, permits, and licenses for start-ups, as well as substantial simplification of administrative procedures for SMEs. A simplified framework for limited liability companies was established.

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Administrative simplification measures included: (1) a single document replacing both the identity and the health care card; (2) national register of resident population aiming at facilitating services to citizens, businesses and other public administrations; (3) wider use of certified electronic mailing in communications between the public administration and citizens (mandatory for businesses) and strengthening of electronic transmission procedures of public administration documents; (4) requirement that public administration contracts be signed digitally; (5) compulsory use of electronic platforms for public procurement.

•	A single environmental procedure replaces existing ones (i.e. VIA, VAS and AIA) and the related Commissions were unified.

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The Agency for Digital Italy (‘Agenzia per l’Italia Digitale’) promotes the establishment and development of major strategic projects related to the implementation of the Digital Agenda, notably: (1) introduction of relevant innovative products and services; (2) involvement of industries dealing with ICT in R&D long-term initiatives; (3) National Plan for Smart Cities (‘Piano Nazionale delle Comunità Intelligenti’); (4) reduction of Italy’s digital divide. The Agency devotes 25% of its annual resources to develop relevant strategic projects involving small and medium enterprises as well as networks of enterprises jointly with research centres.

•	‘E-customs regulation’: all administrative procedures related to customs can now be completed on-line, owing to the launch of the electronic portal ‘AIDA’.

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Broaden use of electronic money both for private citizens and public administrations. Paying with digital equivalent cash will be allowed without any surcharge by commercial activities, including for the public administration, even for small transactions. Similarly, local public transport companies are required to introduce electronic tickets.

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The reform of civil justice includes the introduction of courts specialised in company law (‘Tribunale delle imprese’), so as to speed up case-handling of business-related judicial matters; (2) a new bankruptcy procedure similar to ‘Chapter 11’ in the US, together with greater protection for entrepreneurs under strain to help them continue their business (‘Concordato Preventivo’); under ‘Chapter 11’ the payment to creditors of new debt is due for the entire amount and becomes senior with respect to old debt; notices are made according to a standard model and trustees must communicate with creditors through certified electronic mailing; creditors must submit proof of liability online to the trustee; (3) measures by which trials can last no more than 6 years in total, 3 of which in the first stage of judgment, 2 in front of the Appeal Court and 1 in front of the Supreme Court; every additional year over this limit triggers compensation; (4) reorganisation of judicial districts in order to close small courts and reduce public expenditure; (5) introduction of sanctions for non-acceptable appeals as to reduce the number of cases brought to court and thus backlog ; (6) administrative communications by certified electronic mailing to speed up procedures; (7) digitalisation of civil justice proceedings.

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Further simplification was proposed by the Government. All measures were estimated to generate €3.7bn savings for businesses and citizens. Among the measures were: (1) the creation of a simplified on line document regarding health and risks for workers under health monitoring (on line direct transmission between hospitals, doctors and INAIL); (2) documentation regarding the evaluation of risk, so called ‘DUVRI’ (‘Documento unico per la valutazione dei rischi da interferenze’) can be replaced by certification signed by the supervisor of activities; (3) period of validity for the single insurance contribution payment certificate (‘DURC’ – ‘Documento Unificato di Regolaritŕ Contributiva’) increases from 90 to 180 days; (4) commitment by the public administration to either accept or reject applications for building permits in natural or cultural heritage conservation areas (versus previous tacit rejection) within 45 days.

Energy

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Gas sector: the Government undertook the unbundling of the network operator (Snam Rete Gas) from the gas incumbent (ENI). In line with EU principles, this ensures autonomy of the network from vertically-integrated firms operating in the production and supply of gas, thus favouring greater market openness and competition. The Energy and Gas Authority is s in charge of modifying the reference prices for so-called ‘vulnerable clients’, progressively aligning supply costs of gas to prices quoted on the EU spot markets for gas.

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Fuel distribution: service stations are no longer bound to purchase fuel exclusively from the oil company they are linked to (up to 50 per cent of their total supplies can come from other other companies). Service stations also have greater freedom of choice in the products sold in their convenience stores. Self-service stations are encouraged and restrictions on the opening of fuel distributors near supermarkets were eliminated.

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Energy efficiency: tax credits for building renovations aimed at increasing energy efficiency were extended to June 2013; subsidised loans are provided to finance energy-efficiency and environmentally-related projects by firms (i.e. renewables, biofuels and the reduction of hydrogeological and seismic risk).

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Oil: simplified procedures and coordinated controls were introduced for extracting and refining oil, and cleaning up of sites; the central government can grant permission in case relevant Regions do not respond.

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Energy-intensive sectors: subsidies will be set according to the relative weight of energy costs with respect to output (and no longer on the basis of volumes of energy used), thereby ensuring a fairer system of subsidies.

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Renewables: the Government reformed the framework of incentives for renewable energy production, taking into account technological progress, with the aim to contain costs related to new energy installation whilst ensuring the achievement of the Renewable Energy Sources (RES) target as defined by European and national regulation.

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National Energy Strategy: the Government proposed a new strategic plan for the energy sector. Policy would hinge on seven main priorities: (1) energy efficiency; (2) greater competition in the natural gas market, fully integrated with Europe in order to become a hub for Southern Europe; (3) development of renewable energy sources, going beyond the target of Europe 2020 while containing effects on electricity prices; (4) development of an integrated electricity market aligned to European prices, with the gradual integration of renewable energy production; (5) restructuring of the oil extraction industry and the distribution chain, complying with European quality and competiveness standards; (6) development of the national hydrocarbon industry, in line with high international environmental and security standards; (7) modernisation of the system of governance in the energy sector. By 2020, the Strategy aims at achieving the following results: (1) the alignment of energy wholesale prices to European levels for all sources of energy; (2) reduction of €14bn per year in imported energy, hence decreasing dependence on foreign sources (from 84 to 67 per cent); (3) 19 per cent reduction in greenhouse gas emissions (the EU goal for Italy is a 18 per cent reduction with respect to 2005 emissions); (4) target share of 20 per cent of renewables in terms of gross final consumption (compared to 10 per cent in 2010); (5) a 24 per cent reduction in primary energy consumption compared to baseline trends (- 4 per cent with respect to level in 2010), mostly due to energy efficiency improvements.

Better use of EU Structural Funds

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Italy’s Cohesion Action Plan redirected €3.5bn of Structural Funds towards four priorities: (1) education and professional training; (2) digital agenda; (3) employment; (4) railways. Half of the amount was appropriated for initiatives in favour of young people. The use of Structural Funds over the period 2007-2013 now accounts for 37 per cent of total funding, exceeding the national target by 5.5 percentage points.

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In May 2012, the Cabinet of Ministers approved the second phase of the Cohesion Action Plan and the Social Plan for Southern Italy. Among the priorities set by the Government were: better child and elderly care (funded with €730mn); new opportunities for young people (€220mn); and measures for enterprises and culture (€1bn).

Payments in arrears by the Public Administration

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Commercial payments due by the public administration (including national public entities, Regions, NHS, and Local Governments) must be certified through a swift online procedure. Subsequently, companies may either (1) obtain the clearing of credits owed by reducing that amount from their payables registered on the tax roll as of April 2012 (related to national, regional and local taxes, pensions contributions, and compulsory insurance premium for accidents and industrial diseases), or (2) obtain bank advances in exchange for credits owed. Bank advances can be covered by guarantees worth up to 70 per cent of the Central Guarantee Fund (this percentage can be raised to 80 per cent in case of further contributions by Regions). Alternatively, companies may obtain the conversion of certified credits into treasury bonds.

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In order to facilitate SMEs, starting from January 2013, payments between businesses and the public administration must take place within 30 days (60 days only in exceptional cases). This provision anticipates the term date for implementing the European Directive on this issue (foreseen for March 2013). In the case of late payments, an interest rate of 8 per cent over the rate set by the ECB for lending operations will be applied.

Education and Research

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School evaluation systems: (1) new guidelines designed by the evaluation agency (INVALSI); (2) new common electronic portal for the recording of exam results by Universities to be developed on a national basis; (3) setting-up of an electronic system with information on student careers; (4) issuance of university degree certificates also in English; (5) introduction of e-books.

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The Government allocated a total of €974.3mn to: (1) contribute to raising students’ basic skills and level of knowledge; (2) reduce drop-out rates in areas characterised by significant social and cultural exclusion; (3) improve the design and implementation of school-to-work programmes; (4) improve foreign-language skills; (5) raise the quality of school facilities. To this regard, the Cohesion Action Plan addressed structural human capital weaknesses in Southern Italy, by considering it a national priority. A system of incentives was designed to support excellence in teaching, at both the secondary and tertiary level of education.

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The Government develops simplified procedures to assess R&D and innovation projects eligible for subsidies. For instance, 10 per cent of the Fund for Investments in Scientific and Technological Research (FIRST) was earmarked for researchers under 40. A tax credit for hiring researchers was established, amounting to 35 per cent of expenditure with a €200,000 yearly cap per firm. New researchers should be employed for at least 3 years (failure to comply with this requirement entails loss of the entire financing). As for technological innovation, a steering committee was set up to facilitate the implementation of the Digital Agenda.

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A special fund was designed to favour investments by small and medium enterprises in R&D, using resources previously allocated on a generic basis to firms (the so-called ‘Piano Giavazzi’). The fund will also finance a reduction in the tax wedge and should rely on €800mn.

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Fresh appropriation of funds will support innovation in different fields: (1) ‘smart cities’ and communities (€895mn); (2) interaction between universities and enterprises in the South of Italy (€930mn); (3) creation of high-tech clusters (€408mn); (4) social innovation with projects led by young people living in the South; (5) regional projects to boost cooperation between universities and enterprises.

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Reducing segmentation and increasing productivity in the labour market

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The Government strengthened apprenticeships to allow young people to enter the labour market. Apprenticeships are to have a minimum duration of six months. At the end of this period, companies are encouraged to take on - through open-ended contracts - at least half of the apprentices hired over the previous three-years. Contributions were generally set at 15.8 per cent (employer contributions amount to 10 per cent). In firms with less than 10 employees, the total contribution rate was reduced for the first year to 7.3 per cent (1.5 per cent of which is due by employers), raised in the second year to 8.8 per cent (3.0 per cent of which is due by employers). In 2012 an additional contribution of 1.31 p.p. was established in order to fund the so-called ‘Assicurazione Sociale per l’Impiego’ (ASPI). This scheme represents a new unified regime of unemployment insurance aimed at reducing persistent insider-outsider dualism. It will be implemented by January 2013, and will gradually apply to all dependent workers. In particular, it is designed to cover apprentices and public and private workers previously employed with temporary contracts.

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Once the scheme is fully phased in (as of January 2017), the ASPI will be available for a maximum of 12 months for workers up to 54 years of age and for a maximum of 18 months for workers above 54 (compared to 8 months for workers below 50 years of age and 12 months for workers above 50 years in the current unemployment benefit system). The amount of benefits will depend on the total remuneration received over the previous two years. This will amount to 75 per cent of the last salary if the latter is below €1180 in 2013, plus an additional 25 per cent of the part of income above this threshold, up to a cap of €1119. Both the maximum and the threshold will be updated annually on the basis of the consumer price index. Moreover, ASPI benefits will be reduced by 15 per cent after the first six months, followed by a further 15 per cent reduction after twelve months.

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Unemployed workers with a shorter contribution history will be entitled to benefits for a shorter period of time (so called ‘mini-ASPI’), while non-dependent workers will be entitled to a lump sum benefit. The ASPI is in part funded by the State, with the difference being financed through increased contributions paid by employers which can be reimbursed in case the worker is hired on an open-ended contract.

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The ‘ordinary wage supplementation scheme’ (Cassa Integrazione Guadagni, CIG) for firms with more than 15 employees was extended to sectors previously excluded. It will be financed by employers through a new ‘solidarity fund’ managed by INPS (the National Social Security Institute).

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The scope for using the ‘special wage supplementation scheme’ (Cassa Integrazione Guadagni Straordinaria - CIGS) was reduced by excluding firms that face closing-down procedures. Employees from these firms will to be covered by the general ASPI scheme.

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Flexibility in laying-off procedures was increased. The reform introduced a swift, compulsory, out-of-court settlement procedure at the local level to handle disputed dismissals for economic or other objective reasons. When conciliation fails and a judge rules the objective reasons are ‘clearly non-existent’, the worker is entitled to a maximum compensation equivalent to 12

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months of wages and reinstatement. In all other cases, with the exception of those involving clear discrimination, judgement gives rise only to compensation, which is capped at a level equivalent to 24 months of wages. Previous to this reform there were no limits on possible financial compensation. Additional measures concern: greater protection under maternity and paternity leave; new public employment services for unemployed workers within 3, 6 and 12 months from job loss, such as career orientation services and vocational training activities; the establishment of a permanent system for the monitoring and evaluation of outcomes related to the reform.

•	Italian trade unions and employers’ associations reached an agreement to help boost labour productivity by providing for labour contracts that better reflect the needs of individual companies.

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Under the ‘Guidelines to increase productivity and competitiveness in Italy’, signed in November 2012, national collective bargaining agreements will continue to reflect economic trends as well as the evolution of specific sectors, without any form of implicit indexation.

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The Guidelines put a stronger emphasis on individual or local-level contracts (accordi di ‘secondo livello’ for small-and-medium size companies), which give employers greater flexibility to set working conditions that reflect their needs and situation. To encourage the change, the Government set aside €2.1bn within the 2013-2015 Stability Law, to cover for reduced taxes on productivity-linked wage increases set at local level. The reduced tax rate will apply to annual gross salaries up to €40,000. A ministerial decree will be adopted by early 2013 to detail the conditions that will give rise to the reduced taxes on productivity-linked wage increases. The resources not entirely used for the fund’s original purpose will be allocated to further support credit to SMEs (‘Confidi’ and State warrantees).

•	The Guidelines identify specific aspects, such as regulatory constraints, upon which local collective bargaining shall intervene, as a matter of priority, in order to increase productivity.

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They also pave the way for a better pact between generations allowing for senior workers to stay at work longer by smoothing the transition to retirement and increasing the employment of young workers. Along these lines, a decree of the Ministry of Labour will come into force soon, detailing the criteria by which old employees may move to a part-time regime as new, younger workers are hired under an apprenticeship or a temporary contract. Regions will provide compensation for social contributions owed by the older employees.

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Local collective bargaining was set to become the norm, better reflecting the reality of specific sectors, both nationally and internationally. As such, the deal was an important step in re- launching productivity and increasing the competitiveness of Italy.

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